Exhibit 4.26

MVELAPHANDA HOLDINGS (PTY) LTD
REG. NO. 1997/021524/07

17 July 2006

Mr N Holland
Gold Fields Limited
24 St. Andrews Road
Parktown
Johannesburg

Dear Nick

1. Gold Fields Limited ("**Gold Fields**"), Mvelaphanda Resources Limited ("**Mvela Resources**"), Mvelaphanda Gold (Proprietary) Limited, a subsidiary of Mvela Resources ("**Mvela Gold**") and GFI Mining South Africa (Proprietary) Limited, a subsidiary of Gold Fields ("**GFI-SA**") entered into a –

1.1 a series of transactions ("**Gold Fields transaction**") involving the acquisition by Mvela Gold of a 15% interest in GFI-SA; and

1.2 covenants agreement [as amended by an agreement dated 17 November 2004] [collectively, the] ("**initial covenants agreement**") on 26 November 2003, which regulated, inter alia, the relationship between Gold Fields and Mvela Gold in respect of GFI-SA. NH NH

2. Mvelaphanda Holdings (Proprietary) Limited ("**Mvela Holdings**") held 22,9% of the issued share capital of Mvela Resources at the time of implementation of the initial covenants agreement. NH

3. On 13 February 2004 -

3.1 Mvela Gold, Micawber 325 (Proprietary) Limited ("**Mezz SPV**") and FirstRand Bank Limited ("**FirstRand**") entered into a loan agreement [as amended, if applicable, by an agreements dated 17 November 2004] [collectively, the] ("**initial Mezz SPV loan agreement**") which regulated, inter alia, the advance of a loan from Mezz SPV to Mvela Gold; NH

23 GLENHOVE ROAD MELROSE ESTATE JOHANNESBURG • PO BOX 3047 HOUGHTON 2041 JOHANNESBURG
TEL +27-11-327-5427/8/9/30 FAX +27-11-327-5431
DIRECTORS: MIKKI XAYIYA MARK WILLCOX YOLANDA CUBA TOKYO SEXWALE (EXEC CHAIR)
SYED JAFFREY(NON-EXEC)

NH

3.2 Gold Fields, GFI-SA, Mvela Resources, Mvela Holdings, Mvela Gold, FirstRand and Mezz SPV entered into a sponsor support, guarantee and retention agreement as amended, if applicable, by an agreement dated 17 November 2004 (collectively, the “initial sponsor support agreement”) in terms of which, inter alia, Mvela Resources and Mvela Holdings assumed certain obligations. The initial sponsor support agreement was amended by an addendum dated 12 March 2004; and 3.3 the parties in annexure A hereto, Gold Fields and Mvela Holdings (“parties”) entered into a transaction participant agreement (“transaction participant agreement”) in respect of the Gold Fields transaction or became a party to the transaction participant agreement by accession. 4. In 2004, Mvela Holdings and Mvelaphanda Group Limited (then Rebserve Limited) (“Mvela Group”) entered into an agreement (“MR disposal agreement”) in terms of which Mvela Holdings sold, inter alia, its shareholding in Mvela Resources to Mvela Group in consideration for the issue to Mvela Holdings of shares comprising a majority of the issued share capital of Mvela Group. Accordingly, on implementation of the MR disposal agreement, Mvela Holdings held more than 50% of the issued share capital of Mvela Group, which in turn held 22,9% of the issued share capital of Mvela Resources. 5. Following on, and by reason of, the MR disposal agreement, the initial sponsor support agreement (as amended by the addendum referred to in the last sentence of 3.2), the initial Mezz SPV loan agreement and the initial covenants agreement were amended by an addendum dated in or about 2005. 6. Mvela Holdings – 6.1 currently holds approximately 6% of the issued share capital of Mvela Resources (“Khumama MR acquisition shares”) (acquired pursuant to an agreement dated 17 January 2006) (as amended from time to time) (“Khumama MR share acquisition agreement”); 6.2 has now entered into an agreement (as amended from time to time) (“MR share acquisition agreement”) with Mvela Group to re-acquire the latter’s 22,9% shareholding in Mvela Resources (“MR acquisition shares”), so as to further advance Mvela Resources’ empowerment credentials; and

6.3 will become the largest shareholder of Mvela Resources, holding approximately 28,9% of its issued share capital, on implementation of the MR share acquisition agreement. 7. Pursuant to implementation of the MR share acquisition agreement, the status quo (regarding shareholding in Mvela Resources as at the date of the Gold Fields transaction) will effectively be restored as Mvela Holdings will once again have a direct interest in the issued share capital of Mvela Resources. 8. The MR share acquisition agreement is subject to certain amendments being effected to the initial sponsor support agreement. Effectively, these amendments will substantially revert the HDSA contents of the Gold Fields transaction agreements to the status quo when originally concluded. 9. The parties wish - 9.1 to amend the initial sponsor support agreement, the initial Mezz SPV loan agreement and the initial covenants agreement on the terms and conditions set out in this letter; and 9.2 for ease of reference, to consolidate the contents of the addenda referred to in the last sentence of 3.2 and 5 (“addenda”) into one document, such that this letter shall constitute the sole amendment to the initial covenants agreement, the initial Mezz SPV loan agreement and the initial sponsor support agreement. 10. Clause headings in this letter are used for convenience only and shall be ignored in its interpretation. 11. Suspensive Conditions 11.1 The whole of this letter (other than the provisions of this 11, 17, and 19, which shall become effective on signature of this letter) is subject to the fulfilment of the suspensive conditions (“Suspensive Conditions”) that - 11.1.1 all suspensive conditions to which the MR share acquisition agreement is subject (save for any which relate to this letter) are fulfilled (or waived, as the case may be); and

11.1.2 none of the resolutive conditions to which the MR share acquisition agreement is subject are fulfilled; and 11.1.3 within forty days of the date on which the last-failing of the resolutive conditions (to the MR share acquisition agreement) fail (i.e., the date on which the MR share acquisition agreement becomes unconditional), Mvela Holdings provides evidence satisfactory to Gold Fields, acting reasonably, that the MR acquisition shares and the Khumama MR acquisition shares have been transferred into the name of Mvela Holdings or its CSDP, broker or other nominee. 11.2 Mvela Resources undertakes to use its reasonable commercial endeavours to procure the fulfilment of the Suspensive Conditions. 11.3 Gold Fields shall have the right to unilaterally waive the Suspensive Condition referred to in clause 11.1.3 whereupon each of Gold Fields, Mvela Holdings, Mvela Resources, Mvela Gold and GFI-SA will (as against each other) be bound by this letter from the date of fulfilment of the remainder of the Suspensive Conditions, and will (as against each other) remain bound thereby. If Gold Fields waive this Suspensive Condition, Mvela Holdings shall, within ten days of the later to occur of the waiver and the MR share acquisition agreement becoming unconditional, provide evidence satisfactory to Gold Fields, acting reasonably, that the MR acquisition shares and the Khumama MR acquisition shares have been transferred into the name of Mvela Holdings or its CSDP, broker or other nominee. 11.4 If any of the Suspensive Condition is/are not timeously fulfilled – 11.4.1 this letter (other than the clauses referred to in clause 11.1 which shall continue to be of force and effect) shall be of no force and effect; 11.4.2 the parties shall be restored in relation to the subject matter of this letter as near as may be possible to the positions in which they were immediately prior to signature of this letter; and

11.4.3 no party shall have any claim against any other as a result of such non-fulfilment save in circumstances where a party has deliberately frustrated the fulfilment thereof. 11.5 Each of Mvela Holdings, Mvela Resources, Mvela Gold, FirstRand Bank Limited, Tokyo Sexwale, Mark Willcox, Gold Fields, GFI-SA, Gold Fields Holding Company (BVI) Limited and Gold Fields Australia (Proprietary) Limited shall, on fulfilment (or waiver as the case maybe) of the Suspensive Conditions and signature of this letter by them, be bound by this letter (as against each other) and shall (as against each other) remain bound thereby, even if this letter is not signed by any of the other parties listed in annexure A hereto. Mvela Holdings shall procure the signature of all the parties listed in Annexure A within 180 days of the date of this letter. Mvela Holdings, Tokyo Sexwale and Mark Willcox jointly and severally hereby indemnify and hold Gold Fields and GFI-SA harmless from and against any and all losses, claims, costs, damages (including any actions in respect thereof), actions, demands, liabilities and expenses whatsoever, joint or several, which may be instituted, made or alleged against or which are suffered or incurred by Gold Fields or GFI-SA, as the case may be, as a result of any party listed in Annexure A not signing this letter. 12. Supercession The addenda referred to in the last sentence of 3.2 and 5 are terminated, and are superseded by this letter, in their entirety, with effect from the date on which all the Suspensive Conditions are fulfilled (“closing date”). No party shall have any claim against any other under the addenda referred to in the last sentence of 3.2 and 5 or by reason of their supercession and termination under this letter. 13. Amendments to the Initial Sponsor Support Agreement  With effect from the closing date, clause 10 of the intial sponsor support agreement is replaced in its entirety with the following – 10. Retention 10.1 MHL hereby undertakes in favour of Mezz SPV and GFL that for as long as (a) any payment obligations of Mvela Gold remain outstanding under the Mezz SPV Loan Agreement or (b) any obligations of Mvela

Gold remain outstanding under the Subscription and Share Exchange Agreement, MHL shall – 10.1.1 be an HDSA company; 10.1.2 retain beneficial ownership of no less than 26%(twenty six percent) of the issued Equity Share Capital of the Sponsor; 10.1.3 together with HDSAs have board control of the Sponsor (for the purpose of this clause 10.1.3 “board control” means having such number of nominee directors of the Sponsor as, when aggregated with the other directors of the Sponsor who are HDSAs, constitutes a majority of the directors thereof); 10.1.4 retain management control of the Sponsor in terms of a written management agreement (for the purposes of this clause 10.1.4 “management control” means control, subject to the overriding control and authority of its board of directors, of the day to day management and operations of the Sponsor in the ordinary course). Each of Tokyo Sexwale and Mark Willcox, irrevocably and unconditionally jointly and severally guarantees to Mezz SPV and GFL punctual performance by MHL of all its obligations under this clause 10.1. 10.2 For purposes of clause 10.1 - 10.2.1 an “HDSA company” is a company which is owned or controlled (whether directly or indirectly) by HDSAs and any other company which is an “HDSA company” as contemplated from time to time in the Mining Charter. Without limiting the aforegoing, a company is owned by HDSAs if–

10.2.1.1 HDSAs beneficially own at least 50,1% of the equity share capital of that company; or 10.2.1.2 one or more trusts, the majority of whose beneficiaries are HDSAs, beneficially own at least 50,1% of the equity share capital of that company; and 10.2.3 “beneficially own” equity share capital means entitled to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution arising in respect of that equity share capital. 10.3 MHL shall, within 120 (one hundred and twenty) days after the end of each of its financial years, provide Mezz SPV with a certificate signed by its chief financial officer certifying that it is not in breach of the provisions of clause 10.1.”. 14. Amendments to the Initial Mezz SPV Loan Agreement With effect from the closing date, the initial Mezz SPV loan agreement is hereby amended by the - 14.1 deletion of the words “as contemplated in the Mining Charter” after the words “HDSA Company” in the definition of “HDSA” in clause 2; 14.2 addition of the following definitions in clause 2 – 14.2.1 ““HDSA Company” means a company which is owned or controlled (whether directly or indirectly) by HDSAs and any other company which is an “HDSA company” as contemplated from time to time in the Mining Charter. Without liming the aforegoing, a company is owned by HDSAs, if – 14.2.1.1 HDSAs beneficially own at least 50,1% of the issued equity share capital of that company; or

14.2.1.2 one or more trusts, the majority of whose beneficiaries are HDSAs, beneficially own at least 50,1% of the issued share capital of that company;” 14.2.2 “beneficially own” equity share capital means entitled to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution arising in respect of that equity share capital;”; 14.3 deletion of the words “retain a holding of” in the first line of the definition of “BEE Company” in clause 2 and their replacement with the words “beneficially own”; 14.4 addition of the words “when aggregated with the other directors of Mvela Resources who are HDSAs” before the words “constitutes a majority” in the definition of “BEE Company” in clause 2. 15. Amendment to the Initial Covenants Agreement With effect from the closing date, the initial covenants agreement is hereby amended by the - 15.1 addition of a new clause 1.2.5(A) as follows - 1.2.5(A) “beneficially own” equity share capital means entitled to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution arising in respect of that share;” 15.2 deletion of clause 1.2.35 in its entirety and its replacement with the following new clause 1.2.35 - “1.2.35 “HDSA company” – a company which is owned or controlled (whether directly or indirectly) by HDSAs and any other company which is an “HDSA company” as contemplated from time to time in the Mining Charter. Without limiting the aforegoing, a company is owned by HDSAs if –

1.2.35.1 HDSAs beneficially own at least 50,1% of the issued equity share capital of that company; or 1.2.35.2 one or more trusts, the majority of whose beneficiaries are HDSAs beneficially own at least 50,1% of the issued equity share capital of that company;”; 15.3 substitution of the words “beneficially owned” for the word “held” in clause 7.1.1; 15.4 addition of the words “when aggregated with the other directors of Mvela Resources who are HDSAs” before the words “constitutes a majority” in clause 7.1.2.1; 15.5 addition of a new clause 7.4 as follows: “7.4 If at any time prior to the later to occur of the events referred to in (a) and (b) of clause 10.1 of the initial sponsor support agreement, the Mining Charter or any other legislation imposes more stringent HDSA ownership requirements (than that achieved applying the criteria in clause 7.1 of the initial covenants agreement (as amended) and clause 10.1 of the initial sponsor support agreement (as amended)) for a mining company to convert its old order mining rights to new order mining rights under the Mineral and Petroleum Resources Development Act No 28 of 2002 and thereafter retain such new order mining rights, then Gold Fields and Mvela Resources shall meet and negotiate in good faith in an attempt to agree on how they can, and thereafter jointly use their reasonable commercial endeavours to, achieve compliance with such requirements.”

16. Empowerment interest 16.1 Mvela Holdings warrants that it has not and undertakes that it will not – 16.1.1 pledge(d), encumber(ed) or otherwise grant(ed) any form of security rights over the “empowerment interest” (as defined in the initial covenants agreement) to or in favour of any third party in respect of its acquisition of Mvela Resources shares under the MR share acquisition agreement and/or the Khumama MR acquisition agreement; and 16.1.2 do (done) anything that would prejudice the empowerment status of Mvela Holdings and/or Mvela Resources in any way resulting in Mvela Holdings and/or Mvela Resources, as the case may be, no longer being a HDSA company (as defined in the initial covenants agreement as amended under 15) and/or GFIMSA not being able to convert its old order mining rights to new order mining rights under the Mineral and Petroleum Resources Development Act No 28 of 2002 and thereafter retain such new order mining rights. 16.2 Gold Fields confirms its awareness that Mvela Holdings has and will be pledging, encumbering or otherwise granting security rights over the MR acquisition shares and the Khumama MR acquisition shares to the funders of its acquisition of the MR acquisition shares and the Khumama MR acquisition shares (“the MR share security”). Mvela Holdings undertakes that – 16.2.1 if such funders become entitled at any time prior to the “repayment date” (as defined in the initial covenants agreement (as amended under 15)) to exercise their rights under the MR share security such that they can transfer (from Mvela Holdings) to any third party such number of the MR acquisition shares and the Khumama MR acquisition shares as will result in a contravention of the warranty in clause 10.1.2 of the initial sponsor support agreement (as amended under 13), Mvela Holdings shall, before the funders so transfer such MR shares, procure that other security satisfactory to the funders is furnished to the funders in consideration for the funders agreeing not to so exercise such security;

16.2.2 if Mvela Holdings fail to procure that other satisfactory security is furnished to the funders in consideration for the funders agreeing not to so exercise their rights under the MR share security, Mvela Holdings shall forthwith furnish Gold Fields with a written notice of such failure (“Notice”); 16.2.3 with effect from the date of the Notice or such earlier date upon which Gold Fields become aware of such failure, Mvela Holdings shall grant to Gold Fields and/or GFI-SA the right to exercise and enjoy the rights, benefits, powers and discretions expressed to be assumed by or granted to Mvela Holdings under the financing arrangements, for the purpose of negotiating a resolution satisfactory to the funders, which may include the provision of Gold Fields security to the funders, in consideration for the funders agreeing not to so exercise their rights under the MR share security; 16.2.4 Mvela Holdings shall indemnify and hold Gold Fields and GFI-SA harmless from and against any and all losses, claims, costs, damages (including any actions in respect thereof), actions, demands, liabilities and expenses whatsoever, joint or several, which may be instituted, made or alleged against or which are suffered or incurred by Gold Fields or GFI-SA, as the case may be, under 16.2.3 above. 16.2.5 the financing arrangements for the funding of the acquisition of the MR acquisition shares shall not prejudice the empowerment status of Mvela Holdings and/or Mvela Resources in any way resulting in Mvela Holdings no longer being a HDSA company (as defined in the initial covenants agreement as amended by this letter) and/or GFI-SA not being able to convert its old order mining rights to new order mining rights under the Mineral and Petroleum Resources Development Act No 28 of 2002 and thereafter retain such new order mining rights. 16.3 Each of Tokyo Sexwale and Mark Willcox, irrevocably and unconditionally jointly and severally guarantees to Gold Fields punctual performance by Mvela Holdings of all its obligations under this 16 of this letter. 16.4 The provision of this 16 of this letter shall not limit or excuse compliance with any obligations of Mvela Holdings or Mvela Resources under the Gold Fields transaction documents. 17. Public Announcements Without limitation to any other confidentiality or like obligation in the Transaction Documents (which apply equally to the contents of this letter), Gold Fields must approve in writing (such approval not to be unreasonably withheld and such decision to be furnished within twenty-four hours of receipt of same) the wording/terms of any public announcement or communication pertaining, or referring in any way, to the content of this letter and/or Gold Fields’ consideration of or consent to the content of this letter. 18. Consents 18.1 Each party referred to in annexure A hereto agrees to the provisions of this letter by its signature in annexure A hereto. 18.2 Gold Fields and each of the parties listed in annexure A hereto acknowledges that by reason of the Suspensive Condition in clause 11.1.3, the MR acquisition shares will be sold and transferred into the name of Mvela Holdings or its CSDP, broker or other nominee before the closing date. Gold Fields and each of parties listed in annexure A hereto hereby ratifies and approves such sale and transfer, and waives all and any right it may have, whether under any agreement or otherwise in law, arising out of the fact that such sale and transfer occurs prior to the closing date. 19. General 19.1 Save for the amendments in 13, 14, 15 and 16, the provisions of the initial covenants agreement, of the initial Mezz SPV loan agreement and of the initial sponsor agreement shall remain unaltered and of full force and effect. 19.2 No addition to, variation or agreed cancellation of, or cession, assignment and/or delegation of rights and/or obligations under, this letter shall be of any force or effect unless reduced to writing and signed by or on behalf of the parties.

19.3 If there is any conflict between any of the provisions of this letter (on the one hand) and those of the initial covenants agreement, of the initial Mezz SPV loan agreement and/or the initial sponsor agreement (on the other hand), the provisions of this letter shall prevail. 19.4 The signature by any party of a counterpart of this letter (including annexure A) shall be as effective as if that party had signed the same document as all of the other parties. Yours sincerely /s/ Mark Willcox Mark Willcox Chief Executive Officer   We, Gold Fields Limited, agree to the provisions of this letter  /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto  17 July 2006

ANNEXURE A Mvelaphanda Resources Limited /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto [17] July 2006 Mvelaphanda Gold (Proprietary) Limited /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto [17] July 2006 GFI Mining South Africa (Proprietary) Limited  /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto [    ] July 2006 Gold Fields Holding Company (BVI) Limited, formerly known as Gold Fields Guernsey Limited /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto [    ] July 2006 Gold Fields Australia Proprietary Limited /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto [    ] July 2006

GFL Mining Services Limited /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto [    ] July 2006   Micawber 325 (Proprietary) Limited who warrants that he is duly authorised hereto [    ] July 2006   Public Investment Commissioners who warrants that he is duly authorised hereto [    ] July 2006   International Finance Corporation who warrants that he is duly authorised hereto [    ] July 2006   Industrial Development Corporation of South Africa Limited who warrants that he is duly authorised hereto [    ] July 2006

JP Morgan Securities South Africa (Proprietary) Limited who warrants that he is duly authorised hereto  [    ] July 2006   Indwa Investments Limited who warrants that he is duly authorised hereto [    ] July 2006   Barclays Bank plc South African Branch who warrants that he is duly authorised hereto [    ] July 2006   FirstRand Bank Limited (acting through its Rand Merchant Bank and FNB Corporate Divisions) /s/ [ILLEGIBLE] who warrants that he is duly authorised hereto [17] July 2006

The Trustees for the time being of the West Street 7 Trust who warrants that he is duly authorised hereto [    ] July 2006   Bergg Credit (Pty) Ltd who warrants that he is duly authorised hereto [    ] July 2006   Calyon Corporate and Investment Bank, South Africa Branch who warrants that he is duly authorised hereto [    ] July 2006   Commerzbank AG, Johannesburg Branch who warrants that he is duly authorised hereto [    ] July 2006

Tokyo Sexwale /s/ Tokyo Sexwale [ ] JuIy 2006 Mark Willcox /s/ Mark Willcox [17] July 2006